Exhibit 2.2

CLOSING AGREEMENT AND AMENDMENT

This Closing Agreement and Amendment (this “Agreement”) is entered into on November 30, 2012, by and among Denbury Onshore, LLC, a Delaware limited liability company (“DRI”), XTO Energy Inc., a Delaware corporation (“XTO Energy”), and Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil”, and collectively with XTO Energy, “XTO”), in connection with the Closing of the transactions contemplated by that certain Exchange Agreement dated September 19, 2012, by and among DRI, XTO Energy and ExxonMobil, as amended by that certain Amendment No. 1 to Exchange Agreement dated November 20, 2012 (as so amended, the “Exchange Agreement”), to clarify and agree upon the matters set forth below.  DRI and XTO are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.”  The Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.  Capitalized terms used but not defined herein and defined in the Exchange Agreement shall have the meanings provided in the Exchange Agreement.

ARTICLE II
TWO CLOSINGS

Section 2.1 General.  Notwithstanding anything to the contrary contained in the Exchange Agreement, the Parties acknowledge and agree that at the Closing (a) an undivided fifty percent (50%) of all of DRI’s right, title and interest in and to the DRI Assets will be assigned to XTO Energy, (b) an undivided thirty-two and a half percent (32.5%) of all of DRI’s right, title and interest in and to the DRI Assets will be assigned to ExxonMobil and (c) an undivided seventeen and a half percent (17.5%) of all of DRI’s right, title and interest in and to the DRI Assets (the “Retained Interests”) will be retained by DRI and will be transferred, conveyed and assigned to ExxonMobil at the Second Closing (as defined below) in accordance with, and subject to, the terms and conditions set forth in this Article II.

Section 2.2 Closing.

(a) Except as expressly specified in Section 2.2(b) and Section 2.3 hereof, the Closing of the transactions contemplated by the Exchange Agreement shall be deemed to occur on, and the Closing Date shall be, November 30, 2012.  In addition, and for the avoidance of doubt, the Effective Time of such transactions shall be 7:00 a.m. local time where the Assets are located on July 1, 2012.

(b) Notwithstanding anything to the contrary contained in the Exchange Agreement or in this Agreement:

(i) the Retained Interests shall be retained by DRI at the Closing and shall be transferred, conveyed and assigned to ExxonMobil at the Second Closing in accordance with, and subject to, the terms and conditions of this Article II;

(ii) for purposes of the Closing, the Additional Consideration, the Upward Adjustments to the DRI Assets, the Downward Adjustments to the DRI Assets and the Closing Additional Consideration Amount shall be calculated giving exclusion to the value of the Retained Interests and any adjustments to be made in accordance with Section 3.1 of the Exchange Agreement with respect thereto, in each case as further specified and modified in Article III below; and

(iii) except for the conditions specified in Section 2.3(b) and 2.3(c) below, all of the conditions to closing of each Party, in its capacity as a Transferring Party under Article X of the Exchange Agreement and in its capacity as an Acquiring Party under Article XI of the Exchange Agreement, are hereby irrevocably deemed to have been satisfied (or waived) as of the Closing.

Section 2.3 Second Closing.  Notwithstanding anything to the contrary contained in the Exchange Agreement or in this Agreement:

(a) the closing of the transfer, conveyance and assignment of the Retained Interests and the Additional Wells (as defined below) shall occur at the earlier to occur of (such closing, the “Second Closing,” and such earlier date, the “Second Closing Date”) (i) the closing (such closing, the “LaBarge Closing”) of the acquisition by DRI or any of its Affiliates of a real property interest (such interest, the “LaBarge Interest”) in ExxonMobil’s (or its Affiliate’s) carbon dioxide assets relative to the LaBarge Madison development reserve located in LaBarge, Wyoming or (ii) December 21, 2012; provided, that, for the avoidance of doubt, the Effective Time shall be 7:00 a.m. local time where the DRI Assets and the Additional Wells are located on July 1, 2012;

(b) the obligations of ExxonMobil to consummate the Second Closing are subject to the fulfillment by DRI or waiver by ExxonMobil on or prior to the Second Closing Date of each of the following conditions:

(i) DRI shall have executed, acknowledged and delivered (or be ready, willing and able to deliver at the Second Closing) to ExxonMobil, the Assignment, Bill of Sale and Conveyance, in substantially the form of the Assignment, Bill of Sale and Conveyance delivered by DRI to XTO and ExxonMobil as of the date hereof (but deleting the concepts regarding the assignment of an undivided 50% of DRI’s interest to XTO Energy and the retention by DRI of an undivided 17.5% of DRI’s interest) (the “Second Closing Assignment”), dated as of the Second Closing Date, which will convey to ExxonMobil title to the Retained Interests and all of DRI’s right, title and interest in and to the wells listed on Schedule A (the “Additional Wells”);

(ii) DRI shall provide to ExxonMobil a list showing the value of all net proceeds from production attributable to the Retained Interests and Additional Wells that are held in suspense as of the Second Closing in accordance with Section 12.12 of the Exchange Agreement (substituting the term “Retained Interests and Additional Wells” for “Assets” and the term “Second Closing” for “Closing” throughout Section 12.12 of the Exchange Agreement); and

(iii) no order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the consummation of the Second Closing;

(c) the obligations of DRI to consummate the Second Closing are subject to the fulfillment by ExxonMobil or waiver by DRI on or prior to the Second Closing Date of each of the following conditions:

(i) ExxonMobil shall pay to DRI or its designee an amount (such amount, the “Second Closing Consideration Amount”) in cash equal to (X) $350,000,000 (the “Second Closing Additional Consideration”) plus (Y) the aggregate amount of the Upward Adjustments attributable to the Retained Interests and the Additional Wells minus (Z) the aggregate amount of the Downward Adjustments attributable to the Retained Interests and the Additional Wells, in the case of both (Y) and (Z) in accordance with Section 3.1 of the Exchange Agreement (substituting the term “Retained Interests and Additional Wells” for “Assets” throughout Section 3.1 of the Exchange Agreement, and with each component of the Upward Adjustments and Downward Adjustments (other than those related to Title Benefits, Title Defects and Environmental Defects, which treatment is clarified in Section 3.6 and 3.7 hereof) and the defined terms contained in and sections referenced in Section 3.1 of the Exchange Agreement being deemed to refer to the Retained Interests and Additional Wells that are being transferred in the Second Closing); provided, however, that if the LaBarge Closing has occurred as of, or is occurring simultaneously with, the Second Closing Date, ExxonMobil shall transfer, assign and convey to DRI the LaBarge Interest, and (1) in the event the Second Closing Consideration Amount is greater than the value of the LaBarge Interest (as agreed to by DRI and ExxonMobil), ExxonMobil shall pay the amount of such difference to DRI in cash at the Second Closing or (2) in the event the Second Closing Consideration Amount is less than the value of the LaBarge Interest (as agreed to by DRI and ExxonMobil), DRI shall pay the amount of such difference to ExxonMobil in cash at the Second Closing;

(ii) ExxonMobil shall have executed, acknowledged and delivered (or be ready, willing and able to deliver at the Second Closing) to DRI, a counterpart to the Second Closing Assignment; and

(iii) no order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the consummation of the Second Closing;

(d) in connection with the Second Closing, no later than five (5) business days (as defined in the Exchange Agreement) before the Second Closing Date, DRI shall prepare, in accordance with the Exchange Agreement and this Agreement, an Estimated Settlement Statement setting forth each adjustment to the Second Closing Additional Consideration for purposes of determining the Second Closing Consideration Amount in accordance with this Article II and Section 3.1 of the Exchange Agreement (substituting the term “Retained Interests and Additional Wells” for “Assets” throughout Section 3.1 of the Exchange Agreement);

(e) until the Second Closing, with regard to all the Retained Interests and the Additional Wells, DRI shall in all cases vote and make elections in accordance with the instructions of XTO;

(f) although Section 4.14, Section 7.1, Article XII and Section 16.13 of the Exchange Agreement refer to the Assets and the Closing, such provisions shall be deemed to apply (1) with respect to the Assets transferred by a Transferring Party to an Acquiring Party at the Closing, to the Assets assigned at the  Closing and (2) with respect to the Retained Interests and Additional Wells to be transferred by DRI to ExxonMobil at the Second Closing, to the Retained Interests and Additional Wells assigned at the Second Closing; and

(g) the following provisions of the Exchange Agreement shall be amended as follows:

(i) Section 3.4 of the Exchange Agreement shall be amended by replacing the term “Closing Date” with the term “Second Closing Date” in the first sentence thereof;

(ii) Section 4.5 of the Exchange Agreement shall be amended by replacing the term “Closing” with the term “Second Closing” in the first sentence thereof;

(iii) Section 12.11A of the Exchange Agreement shall be amended by replacing the term “Closing Date” with the term “Second Closing Date” throughout Section 12.11A; and

(iv) the following defined terms with the following meanings shall be added to Annex A to the Exchange Agreement:

(A) “Closing Agreement and Amendment” shall mean that certain Closing Agreement and Amendment, dated November 30, 2012, by and among the Parties.

(B) “Second Closing” shall have the meaning assigned to such term in the Closing Agreement and Amendment.

(C) “Second Closing Date” shall have the meaning assigned to such term in the Closing Agreement and Amendment.

ARTICLE III
AMENDMENTS AND AGREEMENTS

Section 3.1 Calculation of Closing Additional Consideration Amount.  The Parties have agreed upon and delivered to each other a detailed breakdown of the Upward Adjustments and Downward Adjustments attributable to the DRI Assets (other than the Retained Interests) and the XTO Assets, respectively, which breakdown is based on the amount provided in the applicable Estimated Settlement Statement (except with respect to any amounts related to Title Defects, Environmental Defects and Title Benefits affecting such Assets, which treatment is further described herein).

The calculation of the Closing Additional Consideration Amount in accordance with Section 3.1 of the Exchange Agreement and Section 3.5 below is as follows:

Additional Consideration		$1,600,000,000.00
Less the Second Closing Additional Consideration		$(350,000,000.00)
Subtotal		$1,250,000,000.00

DRI Assets (other than the Retained Interests):
Upward Adjustments	$172,361,272.26
Downward Adjustments	$122,819,893.90
Net Increase (Decrease) to Additional Consideration		$49,541,378.36

XTO Assets:
Upward Adjustments	$16,865,870.05
Downward Adjustments	$38,128,795
Net Increase (Decrease) to Additional Consideration		$21,262,925.29

Closing Additional Consideration Amount		$1,320,804,303.65

Less Conroe Purchase Price (defined below)		$(16,300,000.00)

Plus Amount Paid for Enbridge Capacity		$1,450,000.00

Aggregate Amount to be Paid to DRI at Closing		$1,305,954,303.65

Section 3.2 Delivery of Aggregate Amount to be Paid to DRI at Closing.  As more clearly specified in the wire instructions provided by DRI to XTO prior to the date hereof, the Parties agree that, at the Closing, (a) XTO wired $255,939,303.65 to DRI and (b) XTO Energy and ExxonMobil or its Qualified Intermediary wired $1,050,015,000.00 to Petroleum Strategies, Inc., a Texas corporation and Qualified Intermediary.

Section 3.3 Updated Exhibits.  In accordance with Section 7.10 of the Exchange Agreement, the Parties have agreed on and delivered to each other Party at the Closing the following updated exhibits, which shall hereby be deemed updated for all purposes under the Exchange Agreement:  Exhibit A-1-DRI; Exhibit A-2-DRI; Exhibit B-1-DRI; Exhibit B-2-XTO Exhibit F-1; Exhibit F-4; and Schedule 2.2E-DRI.

Section 3.4 Joint Use Agreement.  From and after the Closing and prior to the Second Closing, each of the Parties shall use commercially reasonable efforts to agree upon the form of, and enter into, a Joint Use Agreement in a form to be agreed upon by the Parties with respect to the DRI Assets and the Excluded Depth Assets pursuant to which the Parties will set forth certain rights and obligations regarding the use of the DRI Assets and the Excluded Depth Assets.  Prior to the Second Closing, each Party agrees to cooperate with the other Parties and use commercially reasonable efforts to permit XTO Energy and ExxonMobil to enjoy the use of the DRI Assets and DRI to enjoy the use of the Excluded Depth Assets.

Section 3.5 DRI Conroe Properties Acquisition.  Pursuant to that certain Sale and Purchase Agreement (the “Conroe Purchase Agreement”), by and between DRI and ExxonMobil, dated as of November 30, 2012, DRI has agreed to purchase from ExxonMobil those certain parcels of land and other properties in the Conroe Oil Field, Montgomery County, Texas, as more particularly described in the Conroe Purchase Agreement (“Conroe Properties”).  The Parties hereby acknowledge and agree that an amount equal to $16,300,000, the purchase price to be paid by DRI to ExxonMobil for the Conroe Properties under the Conroe Purchase Agreement (the “Conroe Purchase Price”), is being subtracted from the Closing Additional Consideration Amount pursuant to Section 3.1 hereof in satisfaction of DRI’s obligation to pay the Conroe Purchase Price under the Conroe Purchase Agreement.

Section 3.6 Title Matters.

(a) Delivery of Title Notices.  The Parties hereby acknowledge, notwithstanding anything contained in the Exchange Agreement to the contrary, that the delivery by electronic mail of the Title Defect Notices and Title Benefit Notices on November 19, 2012 to the other Parties constituted proper notice of the alleged Title Defects (the “Alleged Defects”) and alleged Title Benefits (the “Alleged Benefits”) set forth therein for purposes of Sections 4.4 and 4.7 of the Exchange Agreement, respectively.

(b) Treatment of Alleged Defects and Alleged Benefits.  Notwithstanding anything contained in the Exchange Agreement to the contrary, the Parties acknowledge and agree that (i) there will be no adjustment to the Additional Consideration at Closing on account of any Alleged Defects or Alleged Benefits, (ii) the Parties have not resolved any of the Alleged Defects or Alleged Benefits as of the Closing and will continue to attempt, in good faith, to reach agreement with respect to each Alleged Defect, Alleged Benefit and the value of each Alleged Defect and Alleged Benefit and the adequacy of any cure of any Alleged Defect prior to the Second Closing Date, (iii) the Second Closing Additional Consideration shall be adjusted to take into account any agreement reached by the Parties with respect to the Alleged Defects and Alleged Benefits in accordance with Sections 4.5, 4.6, 4.7 and 4.8 of the Exchange Agreement and (iv) if the Parties are unable to reach agreement on any Title Dispute on or before the Second Closing Date, then from and after the Cure Deadline (in the case of a Title Dispute regarding an Alleged Defect) or the Second Closing Date (in the case of a Title Dispute regarding an Alleged Benefit), any Party shall have the right to elect, upon written notice to the other Parties, to initiate arbitration to resolve such Title Dispute in accordance with Section 4.9 of the Exchange Agreement.

Section 3.7 Environmental Matters.

(a) Delivery of Environmental Notices.  The Parties hereby acknowledge, notwithstanding anything contained in the Exchange Agreement to the contrary, that the delivery by electronic mail of the Environmental Defect Notices on November 19, 2012 to the other Parties constituted proper notice of the alleged Environmental Defects set forth therein for purposes of Section 4.11 of the Exchange Agreement.

(b) Settlement of Environmental Defect Matters.  Notwithstanding anything to the contrary contained in the Exchange Agreement or the Environmental Defect Notices delivered by the Parties on November 19, 2012, the Parties hereby acknowledge and agree to the following regarding the Environmental Defects raised in the Environmental Defect Notices:

(i) with respect to the Environmental Defects affecting the DRI Assets listed in the Environmental Defect Notice delivered by XTO on November 19, 2012 and referred to as the “air permit, flare stack” (collectively, the “Indemnified DRI Environmental Defects”), DRI hereby agrees to (A) indemnify the XTO Acquiring Party Group against all civil, criminal or administrative penalties owed to any Governmental Authority related to such Indemnified DRI Environmental Defects and (B) pay the reasonable and necessary costs to retrofit the flares at the affected DRI Assets following the Closing to satisfy the requirements of Environmental Laws in effect as of the Closing Date; provided, however, that (1) the maximum aggregate amount that DRI shall be required to pay to retrofit such flares shall be $6,600,000 and (2) XTO shall provide monthly written invoices to DRI and evidence that each such flare retrofit is required under Environmental Laws, including, if applicable, calculations demonstrating that as of the Closing Date, the emissions from the facilities controlled by such flare exceeded the threshold for which retrofitting is required;

(ii) with respect to the Environmental Defects affecting the XTO Assets listed as Environmental Defects H-2, H-3, H-4, W-1, W-9, W-10, W-11, W-12 and W-13 in the Environmental Defect Notice delivered by DRI on November 19, 2012 (collectively, the “Indemnified XTO Environmental Defects”), XTO hereby agrees to indemnify the DRI Acquiring Party Group against all Losses related to such Indemnified XTO Environmental Defects;

(iii) all other Environmental Defects identified by XTO and DRI in the Environmental Defect Notices delivered by each such Party shall be deemed settled, and (A) no adjustment shall be made to the Additional Consideration on account of such Environmental Defects and (B) each Acquiring Party waives its right to recover from the applicable Transferring Party any and all Losses related to such Environmental Defects;

(iv) except as set forth in the preceding clauses (i), (ii) and (iii), nothing contained in this Agreement shall have any effect on the indemnification obligations of the Parties contained in the Exchange Agreement; and

(v) ExxonMobil shall permanently transfer to DRI at the Second Closing (or as soon thereafter as reasonably possible but in no event later than January 30, 2013) NOx emissions allowances in the amount of five and three-tenths tons per year (5.3 tons per year) commencing in the current control period into perpetuity that are intended to be used to satisfy the requirements of the Texas Commission on Environmental Quality’s (the “TCEQ”) Mass Emission Cap and Trade Program at the XTO Assets at the Webster Unit being assigned to DRI by ExxonMobil at the Closing, with DRI bearing all risk of any future adjustments to the allowance stream or any other actions by the TCEQ.

Section 3.8 Preferential Purchase Rights.  ExxonMobil has notified DRI prior to the date hereof that the holder of the preferential purchase right as more particularly described on Schedule 5.9-XTO to the Exchange Agreement has elected to exercise his or her preferential purchase right with respect to a certain parcel contained in the Surface Interest (the “PPR Parcel”).  Subject to Section 7.3 of the Exchange Agreement, in connection with such exercise, (a) the PPR Parcel is being excluded from the Surface Interest transferred to DRI by ExxonMobil pursuant to the Deed and (b) the Second Closing Additional Consideration will be adjusted by an amount equal to the number of surface acres to which such preferential purchase right applies multiplied by $5,000 per acre, in accordance with Section 3.1 of the Exchange Agreement and Section 2.3(c)(i) hereof.

Section 3.9 Retained Liabilities.

(a) DRI acknowledges and agrees that the Franchuk Matter (as defined below) shall be deemed to be a Retained Liability of DRI for purposes of the Exchange Agreement as a liability that arises from or relates to the environmental condition of the DRI Assets existing and known by DRI at or prior to the Effective Time.   For purposes of this Agreement, the “Franchuk Matter” shall be defined as any liability associated with environmental damages or the investigation of potential environmental damages caused by the Franchuk 44-20 blowout that occurred in September 2010, including the obligation to plug all related monitoring wells.

(b) ExxonMobil acknowledges and agrees that the Hammett Water Well Matter (as defined below) shall be deemed to be a Retained Liability of ExxonMobil for purposes of the Exchange Agreement.  For purposes of this Agreement, the “Hammett Water Well Matter” shall be defined as the existing claims for water well contamination affecting the Hammett Water Well and all liabilities and obligations with respect thereto.

Section 3.10 Vehicles.  Each Party acknowledges and agrees that it will cooperate with the other Parties following the Closing to affect the transfer of the leased vehicles identified on Schedule B attached hereto.

Section 3.11 Webster Documentation.  The Parties acknowledge and agree that from and after the Closing, DRI shall have the right to propose changes and/or corrections to the exhibits and schedules to the Assignment, Bill of Sale and Conveyance by and between DRI and ExxonMobil, the Deed and the Oil and Gas Lease, each dated as of the date hereof, to more accurately identify the XTO Assets being assigned or leased to DRI by ExxonMobil thereby, and ExxonMobil agrees that it shall execute, acknowledge and deliver a document or documents (in recordable form) reasonably acceptable to ExxonMobil and DRI to enable DRI to place of record an instrument or instruments containing any such changes and/or corrections.

Section 3.12 Federal Assignments – DRI Assets.  The Parties acknowledge and agree that from and after the Closing, the Parties shall work together to finalize the federal assignments with respect to the DRI Assets being assigned at the Closing to more accurately identify the DRI Assets being assigned to XTO by DRI thereby consistent with the applicable Assignment being executed at Closing with respect thereto, and each of the Parties agrees that it shall execute, acknowledge and deliver a document or documents (in recordable form) reasonably acceptable to each Party with respect thereto.

Section 3.13 Preferential Right to Purchase Oil.  The Parties acknowledge and agree that in accordance with Section 12.19A of the Exchange Agreement, ExxonMobil has been deemed to have delivered a Purchase Election with a Desired Start Date as of the Closing Date to purchase all of the oil in the Webster Unit that may be produced and saved from or allocated to the XTO Assets at the Webster Unit being transferred from ExxonMobil to DRI at the Closing, except for that oil which is used for operations upon and for the sole benefit of the Webster Unit and subject to all preferential rights to purchase oil under the XTO Existing Contracts applicable to the Webster Unit.  The Parties agree that the price to be paid with respect to such preferential right to purchase oil shall be equal to the NYMEX CM for the month of delivery (excluding weekends and holidays) + Simple NYMEX Roll + Argus Trade Month Average LLS – $2.40 per barrel.

Section 3.14 Accounting Statements.  Following the Closing, in order to assist DRI in accounting for the Retained Interests between the Closing and the Second Closing, XTO agrees to provide DRI with the following:

(a) by the end of February 2013, for each DRI Well that is operated by XTO during December 2012: (i) an accounting month and production month Lease Operating Statement on a gross basis; (ii) an accounting month and production month Lease Operating Statement on a basis net to the Retained Interests; and (iii) DRI’s share (on account of the Retained Interests) of development costs incurred, listed by AFE; and

(b) in a timely manner after the information becomes available, for each DRI Well that is operated by a party other than XTO:  (i) an accounting month and production month Lease Operating Statement on a gross basis; (ii) an accounting month and production month Lease Operating Statement on a basis net to the Retained Interests; and (iii) DRI’s share (on account of the Retained Interests) of development costs incurred, listed by AFE.

Section 3.15 Enbridge Capacity.  Pursuant to a letter agreement dated as of the date hereof, DRI has agreed to transfer to XTO Energy, and XTO Energy has agreed to assume all obligations with respect to, its capacity on that certain interstate pipeline of Enbridge Pipelines (North Dakota) LLC (“Enbridge”) in the areas of Montana and North Dakota (the “Pipeline”) and the local proportional tariff (N.D.P.S.C No. 94; FERC No. 71.13.0) rules and regulations governing the gathering and transportation of crude petroleum on the Pipeline.  DRI agrees that it shall use commercially reasonable efforts (which efforts shall not require the payment of money) to assist XTO Energy and work with Enbridge to effect the transfer of such capacity to XTO Energy following the Closing.

Section 3.16 Amendments to Defined Terms.

(a) Annex A to the Exchange Agreement shall be amended by deleting the defined terms “Excluded Depth Assets” and “Excluded Depths” and replacing such defined terms with the following definitions:

(i) “Excluded Depth Assets” shall mean all of DRI’s right, title and interest in and to:

(A) The wells listed on Schedule 2.3A and the units listed on Schedule 2.3B, insofar and only insofar as each such well and each such unit covers depths from the surface to the deeper of (1) the base of the applicable Excluded Depth in which the formation set forth in the column designated as “Formation” in Schedule 2.3A or Schedule 2.3B, as applicable, is located or (2) the deepest depth at which each such well or each such unit is producing as of November 30, 2012 but in no event deeper than the deepest formation of the Excluded Depths (such wells as so limited, collectively the “Excluded Wells” and such units as so limited, collectively the “Excluded Units”).

(B) The oil, gas, and/or mineral leases listed on Schedule 2.3C and oil and gas and mineral fee interests, royalties, overriding royalties and mineral interests that are included, in whole or in part, on any of such leases, insofar and only insofar as such leases, royalties and interests cover lands within the boundaries of any such Excluded Unit or any unitized lands or other spacing units on which any such Excluded Well is located, and only from the surface to the base of the Excluded Depth applicable to such Excluded Unit or Excluded Well, determined in the manner set forth in Subparagraph (A) above, together with all rights incident thereto and derived therefrom (such leases, royalties and interests as so limited, the “Excluded Leases”).

(C) All contracts to the extent related to any of the Excluded Depth Assets listed in subsections (A), (B), (D), (E) and (F) of this Section 1.1(a)(i), including operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farmout and farmin agreements, exploration agreements, participation agreements, area of mutual interest agreements, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way, easements, permits, licenses, and other instruments and agreements pertaining thereto.

(D) All water wells, injection wells, disposal wells and other wells of any nature and kind located on the Excluded Units or any unitized lands or other spacing units on which any such Excluded Well is located, and all equipment, personal property and fixtures, and pipelines, gathering lines and other facilities and appurtenances, in each case to the extent related to the operation of the Excluded Wells, the Excluded Leases or the Excluded Units.

(E) All other interests in pools or units which include all or part of any Excluded Lease.

(F) All Hydrocarbons produced from or allocated to the Excluded Units, the Excluded Leases or the Excluded Wells.

(ii) “Excluded Depths” shall mean, collectively, the following, and “Excluded Depth” shall mean any of the following individually:

(A) The stratigraphic equivalent of all depths between 4865 ft. below the Kelly Bushing, down to and including 6,845 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W (which includes but is not limited to the Mowry and/or Dakota formations).

(B) The stratigraphic equivalent of all depths between 6845 ft. below the Kelly Bushing, down to and including 8300 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W (which includes but is not limited to the the Spearfish formation).

(C) The stratigraphic equivalent of all depths between 8300 ft. below the Kelly Bushing, down to and including 8820 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W (which includes but is not limited to the the Tyler formation).

(D) The stratigraphic equivalent of all depths between 8820 ft. below the Kelly Bushing, down to and including 10150 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W (which includes but is not limited to the Charles, Fryburg, Madison and/or Mission Canyon formations).

(E) The stratigraphic equivalent of all depths between 10150 ft. below the Kelly Bushing, down to and including 10917 ft. below the Kelly Bushing in the Gamma Ray Neutron Density Log for the BCDU 13X-35 well located at 1,780 ft. from the south line and 360 ft. from the west line of section 35, T148N R96W (which includes but is not limited to the Lodgepole formation).

ARTICLE IV
MISCELLANEOUS

Section 4.1 Ratification.  The Parties hereby ratify and confirm the terms and provisions of the Exchange Agreement, to the extent modified hereby, for all purposes.

Section 4.2 Binding Agreement.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of each Party hereto and its successors and permitted assigns.

Section 4.3 Miscellaneous.  The provisions of Article XVI of the Exchange Agreement are hereby incorporated herein by reference, mutatis mutandis.  The Parties hereby agree that the terms and provisions of the Exchange Agreement shall continue in full force and effect as amended hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

DENBURY ONSHORE, LLC

By:	/s/ Dan E. Cole
Name:	Dan E. Cole
Title	Vice President – Marketing and Business Development

XTO ENERGY INC.

By:	/s/ Edwin S. Ryan, Jr.
Name:	Edwin S. Ryan, Jr.
Title	Sr. Vice President – Land Administration

EXXON MOBIL CORPORATION

By:	/s/ Stewart W. McMickle
Name:	Stewart W. McMickle
Title	Attorney-In-Fact

Signature Page to
Closing Agreement and Amendment